Exhibit 99.1
Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com
October 21, 2021
Cass Information Systems, Inc. Reports
20% Increase in Third Quarter Diluted EPS
Boosts Dividend by 4%; Augments Share Repurchase Program

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported third quarter 2021 earnings of $.48 per diluted share, an increase of 20% from the $.40 per diluted share it earned in the third quarter of 2020. Net income for the period was $6.8 million, an increase of 18% from the $5.8 million earned in the same period in 2020.

	3rd Quarter		% Change	YTD		% Change
	2021	2020		2021	2020
Transportation Invoice Volume	9.3 million	8.7 million	7.8	27.6 million	24.2 million	13.8
Transportation Dollar Volume	$9.5 billion	$6.8 billion	39.8	$26.4 billion	$19.0 billion	39.0
Facility-related Transaction Volume*	6.7 million	7.1 million	(6.2)	20.5 million	20.3 million	0.8
Facility-related Dollar Volume*	$4.2 billion	$3.6 billion	17.2	$11.6 billion	$10.1 billion	14.5
Revenues	$38.7 million	$35.7 million	8.2	$114.2 million	$107.8 million	5.9
Net Income	$6.8 million	$5.8 million	17.7	$20.9 million	$18.8 million	11.4
Diluted Earnings per Share	$.48	$.40	20.0	$1.45	$1.29	12.4
*Includes Energy, Telecom and Waste
2021 3rd Quarter Recap
Third quarter revenue and net income increased 8% and 18%, respectively, compared to the third quarter of 2020 when the negative economic impact of the pandemic was more significantly impacting Cass and its customers.
Transportation volumes for invoices and dollars rose 8% and 40%, respectively. The increases were driven by the stronger performance of the manufacturing sector in addition to organic new customer growth. Also contributing to the dramatic increase in dollar volume was scarcity in carrier supply, which continues to drive prices higher.
Facility-related (electricity, gas, waste and telecom expense management) dollar volumes grew 17% primarily due to significantly fewer pandemic-related restrictions in the restaurant, retail and hospitality sectors, creating higher utility usage in addition to rising energy prices.
Revenues increased 8% primarily due to the aforementioned increase in dollar volumes. The increase in dollar volumes boosted payment and processing financial fees in addition to assisting in the increase in average interest-earning assets of 17%, which had the result of increasing net interest income. These positive factors were partially offset by the negative impact of the prevailing interest rate environment which has led to the decline in Cass net interest margin from 2.59% to 2.32%.
Consolidated operating expenses increased 7% due to the increase in transportation transaction volumes and strategic investment in various technology initiatives.

“We are delighted with the significant improvement in our profitability compared to the prior year primarily attributed to a robust increase in transportation dollar volumes,” noted Eric H. Brunngraber, Cass chairman and chief executive officer. “As a leader in the freight audit and payment space, we have been fortunate to experience growing demand for these important services which are even more vital amidst a backdrop of supply chain challenges.”
2021 Nine-Month Recap
For the nine-month period ended September 30, 2021, Cass earned $1.45 per diluted share, an increase of 12% from the $1.29 per diluted share it earned in the same period in 2020. Net income increased 11% to $20.9 million, compared to $18.8 million in 2020. Revenues rose to $114.2 million, 6% higher than the $107.8 million produced in 2020.
4% Increase in Cash Dividend

On October 19, 2021, the company’s board of directors declared a fourth quarter dividend of $.28 per share payable December 15, 2021 to shareholders of record December 3, 2021. The new quarterly dividend is one cent, or 4%, higher than the previous rate of $.27 per share. Cass has continuously paid regularly scheduled cash dividends since 1934.
Stock Repurchases
Over the first nine months of 2021, the company repurchased 435,000 shares of common stock for a total of $19.0 million. In addition, on October 19, 2021, the company’s board of directors authorized the repurchase of up to an additional 750,000 shares of common stock in future periods.

“The increase in our dividend combined with the return of more than $20 million to shareholders through stock repurchase activity over the past 12 months reflects our solid operating performance, strong capital base and the board’s continued optimism about the company’s long-term prospects,” said Brunngraber.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $2 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Note to Investors
Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and market conditions, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Selected Consolidated Financial Data
The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2021 and 2020:

	Quarter Ended September 30, 2021	Quarter Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Transportation Invoice Volume	9,333	8,660	27,581	24,234
Transportation Dollar Volume	$9,540,408	$6,822,565	$26,385,936	$18,987,243
Facility-related Transaction Volume	6,675	7,117	20,498	20,330
Facility-related Dollar Volume	$4,215,044	$3,595,586	$11,590,437	$10,118,270
Payment and Processing Fees	$26,877	$24,376	$78,441	$72,540
Net Interest Income	11,432	10,814	32,588	33,348
(Provision for) Release of Credit / Loan Losses	(340)	—	870	(725)
(Loss) Gain on Sales of Securities	(1)	—	44	1,069
Other	701	556	2,254	1,592
Total Revenues	$38,669	$35,746	$114,197	$107,824
Personnel	$23,283	$22,521	$68,689	$65,839
Occupancy	953	930	2,859	2,809
Equipment	1,700	1,648	5,028	4,900
Other	4,754	3,581	12,442	11,418
Total Operating Expenses	$30,690	$28,680	$89,018	$84,966
Income from Operations before Income Taxes	$7,979	$7,066	$25,179	$22,858
Income Tax Expense	1,174	1,285	4,277	4,093
Net Income	$6,805	$5,781	$20,902	$18,765
Basic Earnings per Share	$.48	$.40	$1.47	$1.31
Diluted Earnings per Share	$.48	$.40	$1.45	$1.29
Average Earning Assets	$2,036,297	$1,734,680	$1,965,977	$1,616,090
Net Interest Margin	2.32%	2.59%	2.31%	2.87%
Allowance for Credit Losses /Allowance for Loan Losses to Loans	1.32%	1.20%	1.32%	1.20%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—